Exhibit 99.1

NEW ERA BUILDING SYSTEMS, INC.
UNAUDITED CONSOLIDATED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(IN THOUSANDS)

Six Months Ended June 30, 2005

Net sales	$57,540
Cost of sales	51,688
Gross margin	5,852

Selling, general, and administrative expenses	4,297
Operating income	1,555

Interest expense, net	522
Income before income taxes and minority interest in loss of subsidiaries	1,033

Income tax expense	-
Income before minority interest in income of subsidiaries	1,033

Minority interest in income of subsidiaries	43
Net income	$990

See accompanying Notes to Unaudited Consolidated Financial Statements.

NEW ERA BUILDING SYSTEMS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2005
(IN THOUSANDS)

June 30, 2005
Current assets
Cash and cash equivalents	$1,924
Accounts receivable, trade	2,393
Inventories	14,555
Other current assets	593
Total current assets	19,465

Property, plant and equipment	25,861
Less-accumulated depreciation	10,159
15,702

Goodwill	1,092
Other non-current assets	355
$36,614

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term debt	$8,641
Current maturities of long-term debt	1,222
Accounts payable	4,131
Accrued warranty obligations	1,771
Customer deposits	674
Other current liabilities	6,481
Total current liabilities	22,920

Long-term debt	7,130
Contingent liabilities
Minority interest in net assets of consolidated subsidiaries	1,987
Shareholders’ equity	4,577
$36,614

See accompanying Notes to Unaudited Consolidated Financial Statements.

NEW ERA BUILDING SYSTEMS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(IN THOUSANDS)

Six Months Ended
June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,033
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	931
Increase/decrease:
Accounts receivable	1,162
Inventories	(1,247)
Accounts payable	(693)
Other, net	668
Net cash (used for) provided by continuing operating activities	1,854

CASH FLOWS FROM INVESTING ACTIVITES:
Additions to property, plant and equipment	(1,368)
Net cash used for investing activities	(1,368)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in long- and short-term debt	1,910
Dividends paid	(1,908)
Net cash provided by financing activities	2

Net increase in cash and cash equivalents	488
Cash and cash equivalents at beginning of period	1,436
Cash and cash equivalents at end of period	1,924

See accompanying Notes to Unaudited Consolidated Financial Statements.

NEW ERA BUILDING SYSTEMS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the six months ended June 30, 2005

NOTE 1 – Basis of presentation and principles of consolidation

On August 8, 2005, pursuant to respective Asset Purchase Agreements, a wholly-owned subsidiary of Champion Enterprises, Inc. (“Champion”) acquired the assets of New Era Building Systems, Inc. (“New Era”), its wholly-owned subsidiary Unique Fabrications, LLC (“Unique”), and its majority-owned subsidiaries, Castle Housing of Pennsylvania, Ltd. (“Castle”) and Carolina Building Solutions, LLC (“CBS”), collectively “the acquired businesses.” At December 31, 2004, New Era owned 55.7% and 54.6%, respectively, of the outstanding membership interests of Castle and CBS.

The consolidated financial statements include the accounts of the acquired businesses (“the Company”). All significant intercompany transactions have been eliminated.

At June 30, 2005, New Era held a 62% interest in an affiliate. The affiliate was not acquired by Champion in the asset acquisitions described above, and therefore New Era’s investment in the affiliate and the affiliate’s accounts and results are not included in the accompanying consolidated financial statements of the acquired companies. At June 30, 2005, New Era’s investment in the affiliate was $178,000.

Business

The Company is a manufacturer and wholesaler of modular and manufactured housing. The factory-built homes that are produced are primarily single-family dwellings sold to builders/retailers throughout the Eastern United States.

NOTE 2 – Inventory

The following is a summary of inventories by component at June 30, 2005:

June 30, 2005
(in thousands)
Raw materials	$5,833
Work-in-process	1,586
Finished goods	7,173
Inventory reserve	(37)
Total inventory	$14,555

NOTE 3 – Short-term debt

Short-term debt primarily consists of borrowings under bank lines of credit and is secured by the accounts receivable, inventories and certain property and equipment. Interest on short-term debt ranges from the bank’s prime rate (6.25% at June 30, 2005) to the prime rate plus 0.5%.

NOTE 4 – Long-term debt

Long-term debt at June 30, 2005 consists of the following:

June 30, 2005
(in thousands)
Long-term debt	8,352
Less: current portion	(1,222)
Long-Term Debt	$7,130

Long-term debt is comprised primarily of mortgage loans that are secured principally by land, buildings, and certain equipment. Interest on long-term debt is payable monthly at rates ranging from the bank’s prime rate (6.25% at June 30, 2005) to 8.375%.

NOTE 5 – Other current liabilities

Other current liabilities at June 30, 2005 consists of the following:

June 30, 2005
(in thousands)
Accrued dealer volume rebates	$1,912
Accrued delivery and set up costs	1,438
Accrued employee costs	1,523
Other accrued liabilities	1,608
Total other current liabilities	$6,481

NOTE 6 – Contingent liabilities

As is customary in the manufactured housing industry, a significant portion of the Company’s sales to builders/retailers are made pursuant to repurchase agreements with lending institutions that provide wholesale floor plan financing to the builders/retailers. Pursuant to these agreements, generally for a period of up to 24 months from invoice date of the sale of the homes and upon default by the builders/retailers and repossession by the financial institution, the Company is obligated to purchase the related floor plan loans or repurchase the homes from the lender. Losses under repurchase agreements have not been and at June 30, 2005, are not expected to be significant.

NOTE 7 – Related party transactions

A significant portion of the shareholders of the Company and its consolidated subsidiaries are also customers of the Company. During 2005, there were significant amounts of sales to these shareholders as well as rebates earned and accrued or paid to these shareholders.

NOTE 8 – Income Taxes

New Era is an S Corporation and its subsidiaries are limited liability corporations and therefore are not subject to federal and most state income taxes. Accordingly, there is no provision for federal income taxes in the consolidated financial statement. State income taxes are provided in the consolidated financial statements for states in which the Company is subject to income tax.